Exhibit 99.2

CONTACT: Harold Zagunis
FOR IMMEDIATE RELEASE	Redwood Trust, Inc.
Friday, November 4, 2005	(415) 389-7373
REDWOOD TRUST REPORTS THIRD QUARTER 2005 RESULTS
MILL VALLEY, California — November 4, 2005 — Redwood Trust, Inc. (NYSE: RWT) today reported GAAP earnings of $56 million ($2.21 per share) for the third quarter of 2005. In the third quarter of 2004, GAAP earnings were $72 million ($3.18 per share).
The table below presents our per share results, including GAAP and non-GAAP financial measures. A reconciliation of non-GAAP financial measures to GAAP is set forth in the appended financial tables.

		Non-GAAP Financial Measures
	GAAP Earnings Per	Core GAAP Earnings	Total Taxable Income	Core Taxable Income
	Share	Per Share	Per Share	Per Share
Third Quarter 2004	$3.18	$2.29	$2.53	$1.41
Third Quarter 2005	$2.21	$1.22	$2.23	$1.66

Nine Months 2004	$8.29	$5.76	$8.45	$5.73
Nine Months 2005	$6.26	$4.54	$5.78	$4.27
Core GAAP earnings exclude gains and losses from asset sales, calls, and market value changes that are included in earnings reported for GAAP purposes, and also excludes the $5.2 million one-time tax benefit recorded for GAAP purposes in the second quarter of 2004. We believe core earnings highlight that portion of our reported earnings that is more likely to be ongoing in nature.
Estimated total taxable income is our estimated pre-tax income as calculated for tax purposes. It includes income earned in taxable REIT subsidiaries. Estimated core taxable income is estimated total taxable income before gains and losses from asset sales and calls and certain other expenses such as deductions for stock option exercises. Estimated total taxable income and estimated core taxable income are not GAAP performance measures. Estimated total taxable income is an important measure in determining our dividend distributions to stockholders. Estimated core taxable income is an important measure in trying to understand our ability to sustain dividend distributions to stockholders.
Doug Hansen, Redwood’s President, said, “This was a good quarter, with an attractive return on equity as measured on both a GAAP and tax basis.”
“It appears that we are near the end of the bullish phase of an extraordinary real estate credit cycle,” said Hansen. “If this is so, over the next several years we may experience increased credit losses, but also we should be able to develop attractive opportunities to acquire new assets.”
“Typically we intend to hold our credit-enhancement assets until they mature, are called, or until they have achieved most of their market value appreciation potential through seasoning,” said Hansen. “We have now changed course and have actively been selling assets. Since mid-year, through today, we have sold or committed to sell approximately 40% of our residential credit-enhancement permanent assets. We did this to reduce our overall credit risk levels. In addition, these sales increased our uninvested cash balances. If stress in the real estate and capital markets creates asset acquisition opportunities, we will have cash available to invest.”

“As a result of these asset sales, we believe we are well positioned no matter which direction the real estate cycle goes from here — up, down or flat,” said Hansen. “In a stressful environment, we should have good opportunities to develop our businesses, as we have high-quality assets that should perform well relative to other real estate assets, we have no Redwood debt (except the debt we use on a temporary basis to fund assets held for short periods of time prior to sale or securitization), and we have cash to invest. On the other hand, if real estate continues to be strong, we still have significant upside economic potential available from our remaining assets — enough, we believe, to produce reasonably attractive earnings and dividends over the next several years while also maintaining large uninvested cash balances.”
“Our regular dividend rate is covered by our cash flow and earnings, and we expect that this will continue to be the case,” concluded Hansen. “Since our taxable income has been strong this year, we currently anticipate being able to retain on a permanent basis some of this year’s income (at both at the REIT and taxable subsidiary level) in order to support future earnings growth while also deferring the timing of the distribution of enough REIT taxable income to pre-fund two to three quarters of 2006’s regular dividend payments and paying a special dividend in the fourth quarter of 2005.”
Third Quarter Summary
The table below presents our per share results, including GAAP and non-GAAP financial measures, on a quarterly basis in 2004 and through the third quarter of 2005.

		Non-GAAP Financial Measures
	GAAP Earnings Per	Core GAAP Earnings	Total Taxable Income	Core Taxable Income
	Share	Per Share	Per Share	Per Share
First Quarter 2004	$2.49	$1.71	$2.57	$2.05
Second Quarter 2004	$2.58	$1.74	$3.35	$2.27
Third Quarter 2004	$3.18	$2.29	$2.53	$1.41
Fourth Quarter 2004	$2.22	$1.86	$2.44	$1.67

First Quarter 2005	$2.42	$1.82	$1.89	$1.17
Second Quarter 2005	$1.62	$1.50	$1.66	$1.44
Third Quarter 2005	$2.21	$1.22	$2.23	$1.66
On a GAAP basis, net income decreased by $16.4 million in the third quarter of 2005 as compared to the third quarter of 2004. Net interest income decreased by $18.4 million and operating expenses increased by $2.9 million. These items were partially offset by increases from gains from asset sales and calls of $4.4 million and a decrease in our income tax provision and other expenses totaling $0.5 million.
Asset sales and calls during the third quarter of 2005 generated GAAP gains of $26 million, or $1.03 per share.
Core GAAP earnings per share have been declining for several consecutive quarters. Relative to last year, we own a reduced amount of high-yielding assets because the loans backing interest-only securities retained from our 2003 and early 2004 Sequoia residential loan securitizations have paid down rapidly and because our most seasoned residential credit-enhancement securities have been called. Meanwhile, new asset acquisitions have been made at higher prices and lower prospective yields.
GAAP earnings per share have also been declining because the initial effective yields we are booking for GAAP purposes on new CES assets are well below our long-term discount cash flow hurdle rate of 14%. This is a result of the amount and timing of our credit loss assumptions for GAAP purposes. These assumptions incorporate an estimate of credit losses over the entire life of the pool of loans underlying our residential and commercial real estate credit-enhancement securities. The magnitude and timing of these loss assumptions on new assets reflect our belief that we are entering a more difficult credit environment. Should total credit losses be less than expected or the timing of losses be later than expected, the GAAP yields we report for these assets would likely rise over time from their initial low yield levels.

Our core GAAP earnings have also declined as a result of higher operating expenses caused primarily by continued growth in personnel. We are now close to completing our hiring plans for our residential, commercial, CDO, and finance groups. Other increased expenses include a large information technology upgrade project that is expected to be completed in 2006. For GAAP purposes, we are expensing rather than capitalizing the vast majority of these expenses.
Harold Zagunis, Redwood’s CFO, said, “Over the next few quarters, additional declines in core GAAP earnings per share are possible, especially as we have sold and are continuing to sell assets that have been generating attractive levels of interest income. Unless we experience very poor real estate credit results, however, we believe it is likely that our core GAAP earnings will continue to exceed our regular dividend rate of $0.70 per share per quarter.”
In contrast to core GAAP earnings, core taxable income per share has been rising for several consecutive quarters. For tax purposes, credit losses are not anticipated but rather are only expensed as incurred. As a result, the current yield we report for tax on our new assets is much higher than the yield we report for GAAP purposes. In addition, faster prepayment rates on Sequoia loans have caused less of a near-term impact on taxable income than on GAAP earnings. Some premium amortization expense for tax purposes have been delayed because we cannot recognize a negative yield for tax purposes on interest-only securities. The notional principal balances of these interest-only securities have declined to the point where the delayed premium amortization expense for tax will now accelerate, thus lowering core taxable income per share in the fourth quarter of 2005 (and perhaps to a lesser degree in the first half of 2006).
For dividends, the REIT portion of our total taxable income is relevant. We earned $47 million ($1.91 per share) REIT taxable income in the third quarter of 2005. Estimated undistributed 2005 REIT taxable income at September 30, 2005 was $107 million or $4.31 per share outstanding at September 30, 2005. This amount (plus fourth quarter REIT taxable income) is available to be retained, to be distributed as dividends (regular and special) in the fourth quarter of 2005, or to be deferred and distributed as dividends in 2006.
We currently estimate our total residential and commercial credit losses from hurricanes Katrina and Rita could be between $6 million and $17 million for tax purposes ($0.24 to $0.69 per share currently outstanding). We anticipate that the realization of these losses will lower our REIT taxable income in 2006 and 2007. For GAAP purposes, the financial statement impact likely will be less, due to existing reserves. Our hurricane loss estimates may change, as they are preliminary and are based primarily on assumptions rather than on the facts (which will not be known for some time).
Assets, Liabilities, and Capital
Earning assets as reported for GAAP purposes consist of assets owned either by Redwood or by consolidated securitization entities. They include adjustable-rate, hybrid, and fixed-rate residential and commercial real estate loans and securities and home equity lines of credit. At September 30, 2005, the balance of GAAP earning assets was $19.3 billion, a decrease from the $24.6 billion in earning assets we reported at December 31, 2004. The primary reason for the decrease is increase in prepayments on the residential whole loans owned by Sequoia entities. For the third quarter, principal repayments for these loans of $3.1 billion exceeded loans acquired of $0.3 billion. Principal repayments from these loans are used by the Sequoia entities to pay down their ABS liabilities. As a result, ABS issued liabilities consolidated for GAAP purposes onto Redwood’s balance sheet from securitization entities also declined during the third quarter from $23.6 billion to $18.2 billion.
Earning assets owned by Redwood consist of what we call “permanent assets” and “inventory assets”. Management believes that the discussion of Redwood’s permanent assets and inventory assets (a presentation of our assets that differs from GAAP) is helpful for further understanding our business. Permanent assets are assets we hold in portfolio for the long term to generate interest income and capital gains. Inventory assets are loans and securities we accumulate on a temporary basis as part of our residential loan conduit and CDO securitization activities. We generally hold inventory assets for a short period of time (generally a few weeks or months) prior to sale via securitization or a whole loan sale. We continue to use only equity capital (and not debt)

to fund our permanent assets. We utilize debt only to fund inventory assets during the short period we own these assets.
The market value of our permanent assets decreased from $621 million to $588 million during the third quarter of 2005. We acquired $72 million new permanent assets, had pay downs of $21 million, and sold assets for $98 million. Residential interest-only securities declined in market value by $23 million and residential credit-enhancement and other securities increased in market value by $37 million.
At September 30, 2005, Redwood owned a total of $1.2 billion assets, including $588 million permanent assets, $278 million inventory assets, $163 million unrestricted cash, $25 million interest rate agreements, $121 million net working capital, and $3 million fixed assets. These assets were funded with Redwood debt of $162 million and equity of $1.0 billion. Our debt-to-capital ratio was 14% and our debt-to-equity ratio was 0.2 times. Redwood debt decreased by $291 million during the third quarter of 2005 due to a decrease in inventory assets and an increase in cash from asset sales.
At quarter-end, after setting aside the capital we need to operate our current business under our risk-adjusted capital guidelines, we had $250 million excess capital (cash) available to invest in new permanent assets and to pay dividends.
We issued 112,694 shares of common stock through our Direct Stock Purchase and Dividend Reinvestment Plan in the third quarter of 2005 at an average net price of $50.85 per share, raising $5.7 million new equity capital.
GAAP book value per share at quarter-end was $41.03 per share, an increase of 2% during the quarter. Adjusted core book value per share at quarter-end was $31.99 per share, an increase of 2% during the quarter (largely as a result of earnings retention). Core book value is reported GAAP book value less unrealized asset market value appreciation. Adjusted core book value is core book value less REIT taxable income earned that must be distributed as dividends prior to September 2006 to comply with REIT rules. We believe adjusted core book value is a reasonably good measure of the amount of capital we have available in the long term to run our business. A reconciliation of core book value and adjusted core book value to GAAP book value appears in the appended financial tables below.
“We continue to believe that the most reasonable expectation for our earnings potential is that we can earn an 11% to 18% return on equity on average if measured over a long period of time, barring a major real estate credit collapse,” said Zagunis. “Using adjusted core book value of $32 per share, this would imply a long-term average GAAP or tax earnings rate between $0.88 per share and $1.44 per share per quarter. Of course, earnings above or below this range could occur over a short- or medium-term period without materially changing the long-term average. To the extent we retain earnings in our taxable subsidiaries or at our REIT, adjusted core book value will increase over time and our earnings potential would also likely increase.”
Residential Group
Brett Nicholas, head of Redwood’s Residential Group, said, “Excellent credit results and faster prepayment rates continue to benefit our residential credit-enhancement investments. Home price increases over the last several years have reduced the risks within our more seasoned assets. Faster prepayment rates have also reduced our credit risks within our assets, and should increase our investment returns if they persist. If a real estate downturn comes, we believe that many of our assets, and especially our seasoned assets, will continue to generate attractive cash flow returns.”
“The return potential of new credit-enhancement securities is lower than in previous years, and perhaps the risks are higher,” said Nicholas. “In addition, the volume of origination and securitization of true high-quality jumbo residential loans has declined. Nevertheless, we were able to acquire $31 million new permanent assets in the third quarter that we believe will be attractive investments for shareholders.”
“While continuing to meet the needs of our business relationship partners, we anticipate slowing our overall rate of new residential permanent asset acquisitions,” continued Nicholas. “We are willing to maintain higher uninvested cash balances for now. We believe that the quality and pricing of new asset acquisition opportunities are likely to improve over the next couple of years. In addition, if there is a real estate credit downturn, we may have the opportunity to acquire distressed assets on a favorable basis.”
“During the third and fourth quarters of 2005, we sold both seasoned assets that have appreciated as well as assets backed by recently-originated loans that may have higher risks should housing appreciation come to an end,” said Nicholas. “For the most part, we sold single-B rated credit-enhancement securities while retaining our non-rated first-loss assets. By doing so, we reduced our overall risk levels while also retaining the bulk of the upside potential of the credit-enhancement portfolio we have built over the years.”
“We are cautious now, but over the longer term we are housing bulls,” concluded Nicholas. “Housing has very strong supply and demand fundamentals, and we believe credit-enhancing residential loan securitizations will be an attractive and growing business over time.”
As measured for GAAP purposes, our residential loan CES portfolio was $665 million at September 30, 2005. Acquisitions during the third quarter were $57 million, sales were $98 million, calls were $5 million, and principal pay downs were $13 million. Of the $665 million shown on our GAAP balance sheet, $326 million was owned by Acacia entities, $44 million was owned by Redwood temporarily prior to sale to Acacia, and $295 million was owned by Redwood as permanent asset investments.
Residential CES permanent assets (which include CES acquired by Redwood from Sequoia transactions) declined from $398 million to $364 million during the quarter as a result of $29 million acquisitions, $98 million sales, $5 million calls, $3 million pay downs, and $43 million market value appreciation. Ongoing earnings from our residential loan CES portfolio will be reduced as a result of these sales.
Total managed residential real estate loans — the loans we credit-enhance through our ownership of residential credit-enhancement securities — grew by 6% during the quarter, from $183 billion to $195 billion. Sales of CES did not reduce this amount as we sold second-loss but not first-loss securities (with a few exceptions). Seriously delinquent loans (over 90 days, in foreclosure, in bankruptcy, or real estate owned) increased from $246 million to $283 million during the quarter. As a percentage of the current balance of loans credit-enhanced, serious delinquencies increased during the third quarter from 0.13% to 0.14%. Credit losses for the third quarter for these loans continued at an annualized rate of loss of less than one basis point (0.01%) of current loan balances.
Our quality standards remain high for the $195 billion residential loans we credit-enhance. Generally, all of these loans were considered to be “prime” quality loans at origination. The weighted average loan-to-value (LTV) ratio at origination for these loans was 68%. For substantially all the loans (4% of the total loan balance) that have an LTV ratio over 80%, we benefit from insurance or credit-enhancement provided by others. The overall weighted average FICO credit score for the borrowers whose loans we credit-enhance was 732 at origination. Investor properties make up less than 3% of the loan balance of the overall credit-enhancement loan portfolio.
Prepayment rates for the $195 billion loans we credit-enhance have increased in recent months, in part because of the flattening of the yield curve. Average conditional prepayment rates (CPR) for the adjustable-rate loans in this portfolio (40% of the total) increased from 31% CPR in the second quarter to 39% CPR in the third quarter. For hybrid loans (49% of the total), prepayments increased from 24% to 30% CPR. For fixed rate loans (11% of the total), prepayments increased from 19% to 23% CPR.
Redwood has been credit-enhancing interest-only and negative amortization loans made to strong borrowers since the founding of the company in 1994. Our credit results for the interest-only and negative amortization loans that we have credit-enhanced over the last 11 years have been and continue to be excellent. As a percentage of the $195 billion residential loans we credit-enhanced at September 30, 2005, interest-only loans were 31% and negative amortization loans were 17%. Our goal is to credit-enhance loans to strong borrowers that are not over-leveraged. As a result, we have generally sought to avoid credit-enhancing the more speculative interest-only and negative amortization loans. We intend to continue to acquire CES backed by negative amortization loans when the loan quality is reasonable and the pricing and structural features of the CES are highly attractive.

The prepayment rate for adjustable-rate (ARM) loans securitized through the Sequoia transactions we sponsor was 51% CPR in the third quarter of 2005, an increase from 41% CPR in the second quarter of 2005 as a result of a flat yield curve and ARM-to-ARM and ARM-to-hybrid re-financings. This benefits the CES we have acquired from Sequoia. However, the Sequoia interest-only securities we own have declined an additional $23 million in market value in the third quarter after declining by $72 million in the second quarter as a result of these faster prepayments. The remaining value of residential interest-only securities owned by Redwood as permanent assets at September 30, 2005 was $50 million.
For GAAP purposes, the faster Sequoia loan prepayment speeds increase premium amortization expenses and thus reduce the yield we recognize from the whole loans consolidated on our balance sheet from Sequoia entities. The total balance of loans consolidated on our balance sheet has declined as a result of these prepayments, reducing our GAAP net income.
Our residential conduit buys closed residential loans on a flow or bulk basis from mortgage originators and sells these loans (via securitization or whole loan sale) to generate an economic gain-on-sale. During the third quarter, we acquired $332 million high-quality adjustable-rate and hybrid residential loans. We sold $327 million loans via a Sequoia securitization that we sponsored. We also completed whole loan sales of $263 million during the quarter. Consistent with the increased level of competition and the difficult and rapidly changing business environment in the conduit business, this securitization and these whole loan sales generated a small economic loss.
At quarter-end, Redwood owned $17 million residential whole loans held as inventory for future sale or securitization. These loans were funded with equity.
“Our conduit generated significant economic gains in 2002, 2003, and 2004,” said Nicholas. “For many reasons, it is an important component of our business plan going forward. We expect it will generate attractive profits in the long run. In the current environment, our goal for our conduit activities is to do no worse than break-even economically while expanding our product line to better serve our customers.”
Commercial Group
Loren Picard, head of Redwood’s Commercial Group, said, “Building a commercial credit-enhancement business in this environment is challenging. Commercial real estate fundamentals vary by region and property type, and are reasonably sound in many cases. Commercial property valuations, however, are high, and commercial real estate loan underwriting standards are loosening.”
“As we have expanded our operations and commercial real estate investments over the last year, we believe we have picked our spots wisely,” said Picard. “We expect that our assets will perform well in the future relative to other securitized commercial real estate loans. Although we believe that the commercial real estate markets and related capital markets are less speculative at this point than are residential real estate markets, we also believe that asset acquisition opportunities in commercial will improve in terms of quality and pricing over the next couple of years. In addition, distressed assets for sale are likely to become more available over time, creating potential acquisition opportunities.”
Commercial real estate assets owned by Redwood and by consolidated securitization entities as reported for GAAP purposes totaled $411 million at September 30, 2005 and $298 million at December 31, 2004. These assets are reported as commercial loans, commercial CES, and a portion of the reported securities portfolio. Of the $411 million assets reported at September 30, 2005, $263 million were owned by Acacia, $90 million were owned by Redwood as inventory for future sale to Acacia, and $58 million were owned by Redwood as permanent assets.
Total commercial permanent assets increased from $43 million to $58 million during the third quarter. We acquired $17 million commercial CES permanent assets; this increase was partially offset by a $2 million decrease in mark-to-market values (due to spread widening, interest rate increases, and marking new assets to bid-side values). Our September 30, 2005 commercial permanent asset portfolio consisted of $38 million first-

loss commercial credit-enhancement securities, a $6 million CES investment in a re-securitization of seasoned commercial CES, and $11 million commercial loans.
Total managed commercial real estate loans — the loans we credit-enhance through ownership of first loss commercial credit-enhancement securities — increased from $31 billion to $39 billion during the third quarter. Seriously delinquent loans (over 90 days, in foreclosure, in bankruptcy, or real estate owned) increased from $255 million to $268 million while decreasing as a percentage of the current balance of loans credit-enhanced from 0.81% to 0.68%. Most of these delinquencies are part of the seasoned CES re-securitization. Redwood incurred no commercial credit losses during the quarter, although the $39 billion loans underlying our securities incurred credit losses of $1 million that were absorbed by junior interests.
CDO Group
Andy Sirkis, head of Redwood’s CDO Group, said, “In July, we completed Acacia 8, a real estate CDO with underlying assets of $300 million. The pool of assets that was securitized consisted of 82% residential real estate securities, 17% commercial real estate securities, and 1% real estate CDO securities.”
“We have been successful so far at generating attractive returns for the investors in the Acacia CDO ABS securities we have created,” continued Sirkis. “In addition, we believe Redwood’s $113 million investment in the CDO equity of the eight Acacia transactions we have completed to date is likely to produce attractive returns, even in a more stressful environment.”
Redwood has acquired as permanent assets all the CDO equity (preference shares and below-investment-grade rated bonds) from the eight Acacia CDO transactions we have sponsored. Redwood also has acquired similar equity securities from CDO transactions sponsored by others. The estimated market value of Redwood’s total CDO permanent assets was $115 million at quarter-end.
The credit performance of the assets underlying the Acacia CDO transactions in which we have invested generally remains excellent. Credit rating upgrades of Acacia collateral assets have exceeded downgrades by a ratio of 19 to 1. The credit ratings of the asset-backed securities issued by Acacia 1 and 2 have been upgraded.
At September 30, 2005, our inventory of securities acquired on a temporary basis prior to sale to an Acacia CDO entity was $268 million. These assets were funded with equity and debt, and appear on our GAAP balance sheet as part of the residential loan CES and securities portfolio.
Update for the Fourth Quarter of 2005 (through November 3, 2005)
In the fourth quarter through November 3, we committed to sell $77 million market value residential CES permanent assets for anticipated GAAP gains of $9 million and estimated taxable gains of $5 million. These were all second-loss securities, primarily rated single-B. As with all of our permanent asset sales this year, we were able to attract reasonably attractive bid prices for these assets.
During October 2005, residential CES permanent assets with a principal value of $7 million were called, generating estimated gains of $3 million for GAAP purposes and $2 million for tax purposes.
In the fourth quarter through November 3, 2005, we committed to acquire $7 million residential CES and $4 million commercial CES as permanent assets. We also committed to buy $29 million residential real estate securities, $16 million residential real estate loans, $21 million commercial real estate securities, and $4 million commercial real estate loans as inventory assets for future securitization.
In October, prepayment rates for loans underlying our residential CES and interest-only securities remained at or near third quarter speeds.
To recycle and redeploy capital, during the fourth quarter we exercised our option to call the Acacia 1 CDO transaction that we sponsored in 2002. We plan to sell or re-securitize the Acacia 1 collateral.

Additional Information
Please see our supplemental information package, released today on our web site (www.redwoodtrust.com) and included as an exhibit to our Current Report on Form 8-K, for more information about the third quarter of 2005. Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 also contains important additional information about the third quarter.
As is our current practice, we have simultaneously released our third quarter earnings release, Quarterly Report on Form 10-Q, and supplemental information package. Our current plan is to release our earnings and supplemental information package for the fourth quarter of 2005 and our Annual Report on Form 10-K for the year ended December 31, 2005 no later than the SEC filing deadline, which is March 1, 2006 according to a current SEC proposal.
CAUTIONARY STATEMENT
This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipated,” “estimated,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 8-K.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. In light of these risks, uncertainties, and assumptions, any forward-looking events mentioned, or discussed in, this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections.
Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. This press release contains statistics and other data that in some cases have been obtained from, or compiled from information made available by servicers and other third-party service providers.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2005	2005	2005	2004	2004
Interest Income	$243.5	$248.4	$237.2	$205.2	$180.1
Interest Expense	(196.6)	(195.2)	(176.0)	(147.2)	(114.8)

Net Interest Income	$46.9	$53.2	$61.2	$58.0	$65.3

Operating Expenses	(10.9)	(11.1)	(10.7)	(7.9)	(8.0)
Net Recognized Gains (Losses) and Valuation Adjustments	24.9	3.1	15.0	8.9	20.5
Variable Stock Option (Expense) Income	0.0	(0.0)	0.1	(0.0)	(0.2)
Excise Tax (Expense) Credit	(0.3)	(0.3)	(0.3)	0.2	(0.3)
Provision For Income Taxes	(4.7)	(4.0)	(4.7)	(4.8)	(5.0)
Reversal of Deferred Tax Valuation Allowance	0.0	0.0	0.0	0.0	0.0

GAAP Earnings	$55.9	$40.9	$60.6	$54.4	$72.3

Less: Net Recognized (Gains) Losses and Valuation Adjustments	(24.9)	(3.1)	(15.0)	(8.9)	(20.5)
Less: Variable Stock Option (Expense) Income	0.0	0.0	(0.1)	0.0	0.2
Less: One Time Deferred Tax (Benefit)	0.0	0.0	0.0	(0.0)	(0.0)

Core GAAP Earnings (1)	$31.0	$37.8	$45.5	$45.5	$52.0

Average Diluted Shares (thousands)	25,314	25,196	25,021	24,491	22,728
GAAP Earnings per Share (Diluted)	$2.21	$1.62	$2.42	$2.22	$3.18
Core GAAP Earnings per Share (1)	$1.22	$1.50	$1.82	$1.86	$2.29
Estimated Total Taxable Income Per Share Outstanding	$2.23	$1.66	$1.89	$2.46	$2.53
Estimated REIT Taxable Income Per Share Outstanding	$1.91	$1.59	$1.84	$2.09	$2.10

Dividends Per Common Share (Regular)	$0.70	$0.70	$0.70	$0.67	$0.67
Dividends Per Common Share (Special)	$0.00	$0.00	$0.00	$5.50	$0.00

Total Dividends per Common Share	$0.70	$0.70	$0.70	$6.17	$0.67

Net Interest Income / Average GAAP Equity	18.5%	21.9%	27.3%	26.7%	32.6%
Net Interest Income / Average Core Equity (2)	21.3%	25.3%	30.8%	29.9%	37.5%

GAAP ROE: GAAP Earnings / Avg GAAP Common Equity	22.0%	16.9%	27.1%	25.0%	36.1%
Core ROE: Core Earnings / Avg Common Core Equity	14.1%	18.0%	22.9%	23.5%	29.9%
(1)	Core GAAP earnings are not a measure of earnings in accordance with GAAP. We attempt to strip some of the elements out of GAAP earnings that are temporary, one-time, or non-economic in nature or that relate to the past rather than the future, so that the underlying on-going “core” trend of earnings is more clear, at least in certain respects. We also exclude realized gains (and losses) from asset sales and calls. We sell assets from time to time as part of our on-going portfolio management activities. These occasional sales can produce material gains and losses that could obscure the underlying trend of our long-term portfolio earnings, so we exclude them from core GAAP earnings. Similarly, we exclude gains from calls of residential credit-enhancement securities, as these are essentially sales of assets that produce a highly variable stream of income that may obscure some underlying income generation trends. GAAP earnings include mark-to-market income and expenses for certain of our assets and interest rate agreements. These are unrealized market value fluctuations and we exclude them from core GAAP earnings. Similarly, we have issued certain stock options that are “variable” and thus are marked-to-market for GAAP purposes. When our stock price goes up, it is a GAAP expense. When our stock price goes down, GAAP income is created. We exclude all this from core GAAP earnings. Management believes that core GAAP earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of our assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on-going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core GAAP earnings in the same fashion, core earnings as calculated by us may not be comparable to similarly titled measures reported by other companies.
(2)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes we believe that GAAP equity is less useful. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity is GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	First	First
	Nine Months	Nine Months
CONSOLIDATED INCOME STATEMENT	2005	2004
Interest Income	$729.1	$442.9
Interest Expense	(567.8)	(284.7)

Net Interest Income	$161.3	$158.2

Operating Expenses	(32.7)	(25.2)
Net Recognized Gains (Losses) and Valuation Adjustments	43.0	50.2
Variable Stock Option (Expense) Income	0.1	(1.0)
Excise Tax (Expense) Credit	(0.9)	(0.8)
Provision For Income Taxes	(13.4)	(8.4)
Reversal of Deferred Tax Valuation Allowance	0.0	5.2

GAAP Earnings	$157.4	$178.2

Less: Net Recognized (Gains) Losses and Valuation Adjustments	(43.0)	(50.2)
Less: Variable Stock Option (Expense) Income	(0.1)	1.0
Less: One Time Deferred Tax (Benefit)	0.0	(5.2)

Core GAAP Earnings (1)	$114.3	$123.8

Average Diluted Shares (thousands)	25,160	21,486
GAAP Earnings per Share (Diluted)	$6.26	$8.29
Core GAAP Earnings per Share (1)	$4.54	$5.76
Estimated Total Taxable Income Per Share Outstanding	$5.78	$8.45
Estimated REIT Taxable Income Per Share Outstanding	$5.34	$7.05

Dividends Per Common Share (Regular)	$2.10	$2.01
Dividends Per Common Share (Special)	$0.00	$0.50

Total Dividends per Common Share	$2.10	$2.51

Net Interest Income / Average GAAP Equity	22.4%	30.8%
Net Interest Income / Average Core Equity (2)	25.6%	35.4%

GAAP ROE: GAAP Earnings / Avg GAAP Common Equity	21.8%	34.8%
Core ROE: Core Earnings / Avg Common Core Equity	18.2%	27.7%
(1)	Core GAAP earnings are not a measure of earnings in accordance with GAAP. We attempt to strip some of the elements out of GAAP earnings that are temporary, one-time, or non-economic in nature or that relate to the past rather than the future, so that the underlying on-going “core” trend of earnings is more clear, at least in certain respects. We also exclude realized gains (and losses) from asset sales and calls. We sell assets from time to time as part of our on-going portfolio management activities. These occasional sales can produce material gains and losses that could obscure the underlying trend of our long-term portfolio earnings, so we exclude them from core GAAP earnings. Similarly, we exclude gains from calls of residential credit-enhancement securities, as these are essentially sales of assets that produce a highly variable stream of income that may obscure some underlying income generation trends. GAAP earnings include mark-to-market income and expenses for certain of our assets and interest rate agreements. These are unrealized market value fluctuations and we exclude them from core GAAP earnings. Similarly, we have issued certain stock options that are “variable” and thus are marked-to-market for GAAP purposes. When our stock price goes up, it is a GAAP expense. When our stock price goes down, GAAP income is created. We exclude all this from core GAAP earnings. Management believes that core GAAP earnings provide relevant and useful information regarding results from operations in addition to GAAP measures of performance. This is, in part, because market valuation adjustments on only a portion of our assets and stock options and none of its liabilities are recognized through the income statement under GAAP and thus GAAP valuation adjustments may not be fully indicative of changes in market values on the balance sheet as a whole or a reliable guide to current operating performance. Furthermore, gains or losses realized upon sales of assets vary based on portfolio management decisions; a sale of an asset for a gain or a loss may or may not affect on-going earnings from operations. Because all companies and analysts do not calculate non-GAAP measures such as core GAAP earnings in the same fashion, core earnings as calculated by us may not be comparable to similarly titled measures reported by other companies.
(2)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes we believe that GAAP equity is less useful. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity is GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
CONSOLIDATED BALANCE SHEET	2005	2005	2005	2004	2004
Residential Real Estate Loans	$16,341	$19,383	$21,493	$22,208	$21,558
Residential Home Equity Lines of Credit (HELOC)	215	247	279	296	317
Residential Loan Credit-Enhancement Securities	665	706	611	562	497
Commercial Real Estate Loans	56	42	57	54	33
Commercial Loan Credit-Enhancement Securities	44	29	29	15	9
Securities Portfolio	1,783	1,649	1,505	1,380	1,230
Cash and Cash Equivalents	163	72	65	57	76
Other Assets	239	218	246	206	192

Total Consolidated Assets	$19,506	$22,346	$24,285	$24,778	$23,912

Redwood Trust Debt	$162	$453	$199	$203	$246
Consolidated Asset-Back Securities Issued	18,238	20,815	23,057	23,630	22,680
Other Liabilities	90	86	81	81	84
Common Equity	1,016	992	948	864	902

Total Liabilities and Equity	$19,506	$22,346	$24,285	$24,778	$23,912

Total GAAP Equity	$1,016	$992	$948	$864	$902
Less: Accumulated Other Comprehensive Income	(117)	(137)	(125)	(105)	(96)

Core Equity	$899	$855	$823	$759	$806
Less: Undistributed REIT Taxable Income	(107)	(81)	(63)	(38)	(139)

Adjusted Core Equity	$792	$774	$760	$721	$667

Common Shares Outstanding at Period End (thousands)	24,764	24,647	24,514	24,154	23,346
GAAP Equity (GAAP Book Value) per Common Share	$41.03	$40.24	$38.67	$35.78	$38.63
Core Equity (Core Book Value) per Common Share (1)	$36.30	$34.66	$33.58	$31.42	$34.50
Adjusted Core Equity per Share (2)	$31.99	$31.39	$31.03	$29.86	$28.55

Average Total Consolidated Assets	$20,991	$23,366	$24,563	$24,320	$22,877
Average Consolidated Earning Assets	$20,085	$22,606	$24,043	$23,890	$22,461
Average Debt and Asset Backed Securities Issued	$19,840	$22,284	$23,602	$23,304	$22,011
Average Total GAAP Equity	$1,014	$970	$895	$870	$802
(1)	Core equity is not a measure calculated in accordance with GAAP. A reconciliation of core equity to GAAP equity appears in the table presenting balance sheet data. GAAP equity includes mark-to-market adjustments for certain of our assets and interest rate agreements. This can be useful as a measure that approximates liquidation value (at least for those assets), but for other purposes we believe that GAAP equity is less useful. For instance, return on equity calculated using GAAP equity does not make much sense to us. When our assets that are marked-to-market through our balance sheet equity account appreciate (which is a good thing), our GAAP return on equity goes down because our equity base is larger but these particular mark-to-market gains are not recognized in GAAP income. Core equity is GAAP equity with mark-to-market gains and losses (“accumulated other comprehensive income”) excluded. It is, we believe, a good measure of the amount of capital we have to run our business.

(2)	Adjusted core equity per share is not a measure calculated in accordance with GAAP. Adjusted core equity is core equity less undistributed REIT taxable income that is still undeclared but that will need to be paid out. We have minimum dividend distribution requirements as a REIT and thus have future dividend payment obligation. These dividend obligations are not recognized in GAAP accounting until dividends are declared. Cash that we have earned but that we must pay out as dividends is not cash that will be available to us to acquire long-term assets and build our business. We use the adjusted core equity to evaluate how much equity per share we have available to build our business and to generate dividends in the long-term.

REDWOOD TRUST, INC.
(All dollars in millions)

	30-Sep	30-Jun	31-Mar	31-Dec	30-Sep
LEVERAGE RATIOS (1)	2005	2005	2005	2004	2004
Total Reported Consolidated Assets	$19,506	$22,346	$24,285	$24,778	$23,912
Less: Assets Consolidated from Securitization Entities	(18,328)	(20,901)	(23,138)	(23,711)	(22,764)

Redwood Permanent Assets and Inventory Assets	$1,178	$1,445	$1,147	$1,067	$1,148

Total Redwood Debt and Consolidated ABS Issued Securities	$18,400	$21,267	$23,256	$23,833	$22,926
Less: Consolidated ABS Issued Securities	(18,238)	(20,814)	(23,057)	(23,630)	(22,680)

Redwood Debt	$162	$453	$199	$203	$246
Redwood Debt	$162	$453	$199	$203	$246
Redwood Equity	1,016	992	948	864	902

Redwood Capital	$1,178	$1,445	$1,147	$1,067	$1,148

Redwood Debt to GAAP Equity	0.2x	0.5x	0.2x	0.2x	0.3x
GAAP Equity / Redwood’s Direct Assets (2)	86%	69%	83%	81%	79%
Redwood Debt to Capital Ratio	14%	31%	17%	19%	21%
(1)	The Asset-Backed Securities reported on our GAAP consolidated balance sheet as liabilities consist of asset-backed securities issued by bankruptcy-remote securitization entities. The owners of these securities have no recourse to Redwood and must look only to the assets of the securitization entities for repayment. Both the assets and liabilities of these entities, however, are consolidated on Redwood’s balance sheet for GAAP reporting purposes. Management believes that an analyst could achieve insight into Redwood’s business and balance sheet by distinguishing between debt that must be repaid by Redwood and Asset-Backed Securities that are consolidated onto Redwood’s balance sheet from other entities. This table shows leverage ratios calculated for Redwood using measures that incorporate Redwood’s debt only.
(2)	Direct assets are permanent assets and inventory assets.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2004	2004
Consolidated Residential Real Estate Loans (1)
Start of Period Balances	$19,383	$21,493	$22,208	$21,558	$19,916

Acquisitions	332	427	832	1,792	2,898
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(263)	(3)	0	(1)	(113)

Principal Pay Downs	(3,099)	(2,527)	(1,539)	(1,133)	(1,144)

Net Amortization Expense	(13)	(9)	(7)	(6)	2

Net Charge Offs (Recoveries)	0	0	0	0	0

Credit Provisions	1	2	(1)	(2)	(1)
Net Recognized Gains (Losses)	0	0	0	0	0

End of Period Balances	$16,341	$19,383	$21,493	$22,208	$21,558

Average Amortized Cost During Period, Net of Credit Reserves	$17,373	$20,055	$21,640	$21,717	$20,484

Interest Income	$192	$204	$195	$169	$148
Yield	4.42%	4.06%	3.60%	3.11%	2.89%

Principal Value of Loans	$16,176	$19,202	$21,307	$22,024	$21,382

Credit Reserve	(21)	(22)	(24)	(23)	(21)
Net Premium to be Amortized	186	203	210	207	197

Residential Real Estate Loans	$16,341	$19,383	$21,493	$22,208	$21,558

Credit Reserve, Start of Period	$22	$24	$23	$21	$20
Net Charge-Offs	0	0	0	0	0
Credit Provisions	(1)	(2)	1	2	1

Credit Reserve, End of Period	$21	$22	$24	$23	$21

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$23	$17	$16	$13	$11

Delinquencies as % of Residential Loans	0.14%	0.09%	0.08%	0.06%	0.05%
Net Charge-offs as % of Residential Loans (Annualized)	0.01%	0.00%	0.01%	0.01%	0.00%
Reserve as % of Residential Loans	0.13%	0.12%	0.11%	0.10%	0.10%
Reserve as % of Delinquencies	91%	136%	151%	173%	198%
(1)	Includes loans securitized by securitization entities sponsored by Redwood that are consolidated on Redwood’s GAAP balance sheet as well as loans owned directly by Redwood on a temporary basis prior to sale to a securitization entity.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2004	2004
Consolidated Residential Home Equity Lines of Credit (HELOC)
Start of Period Balances	$247	$279	$296	$317	$327
Acquisitions	0	0	0	0	0
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	0	0	0
Principal Pay Downs	(31)	(31)	(16)	(20)	(8)
Net Amortization Expense	(1)	(1)	(1)	(1)	(1)
Net Charge Offs (Recoveries)	0	0	0	0	0
Credit Provisions	0	0	0	0	(1)
Net Recognized Gains (Losses) & Valuation Adjustments	0	0	0	0	0

End of Period Balances	$215	$247	$279	$296	$317

Average Amortized Cost During Period, Net of Credit Reserves	$225	$258	$285	$303	$323
Interest Income	$2	$2	$3	$2	$1
Yield	3.02%	3.83%	3.59%	2.87%	2.00%

Principal Value of Loans	$210	$241	$273	$289	$309
Credit Reserve	(1)	(1)	(1)	(1)	(1)
Net Premium to be Amortized	6	7	7	8	9

Residential Home Equity Lines of Credit	$215	$247	$279	$296	$317

Credit Reserve, Start of Period	$1	$1	$1	$0	$0
Net Charge-Offs	0	0	0	0	0
Credit Provisions	0	0	0	1	1

Credit Reserve, End of Period	$1	$1	$1	$1	$1

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$1.0	$0.4	$0.2	$0.3	$0.3

Delinquencies as % of HELOCs	0.48%	0.15%	0.06%	0.10%	0.09%
Net charge-offs as % of HELOCs (Annualized)	0.01%	0.00%	0.00%	0.00%	0.00%
Reserve as % of HELOCs	0.49%	0.23%	0.22%	0.24%	0.17%
Reserve as % of Delinquencies	103%	160%	363%	240%	202%

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2004	2004
Consolidated Residential Loan Credit-Enhancement Securities (1)
Start of Period Balances	$706	$611	$562	$497	$442
Acquisitions	57	88	68	73	83
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	(98)	0	(27)	0	0
Principal Pay Downs (Including Calls)	(18)	(20)	(24)	(30)	(45)
Net Amortization Income	11	8	8	8	9
Unrealized (Losses) Gains Reported Through Balance Sheet	(19)	15	9	4	(12)
Realized Gains and Market Valuation Losses Reported in Income Statement	26	4	15	10	20

End of Period Balances	$665	$706	$611	$562	$497

Average Amortized Cost During Period, Net of Credit Reserves	$586	$550	$493	$425	$369

Interest Income	$24	$19	$20	$17	$16
Yield	16.64%	14.13%	15.91%	15.99%	17.36%

Principal Value of Redwood’s Credit-Enhancement Securities	$1,053	$1,103	$979	$934	$831
Internally Designated Credit Protection on Loans Credit-Enhanced	(383)	(404)	(366)	(343)	(299)
Net Discount to be Amortized	(89)	(96)	(89)	(107)	(109)

Net Investment in Credit-Enhancement Securities	$581	$603	$524	$484	$423
Net Unrealized Gains	84	103	87	78	74

Residential Loan Credit-Enhancement Securities	$665	$706	$611	$562	$497

Securities Senior to Redwood’s Interests	$177,879	$162,801	$129,056	$125,485	$120,685

Principal Value of Redwood’s Credit-Enhancement Securities	1,053	1,103	979	934	831
Securities Junior to Redwood’s Interests	135	142	92	68	69

Underlying Residential Real Estate Loan Balances	$179,067	$164,046	$130,127	$126,487	$121,585

Internally Designated Credit Protection on Loans Credit-Enhanced	$383	$404	$366	$340	$299
External Credit Enhancement on Loans Credit-Enhanced	135	142	92	68	69

Total Credit Protection (2)	$518	$546	$458	$408	$368

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$260	$229	$201	$151	$174

Redwood’s Net Charge-Offs	$(2)	$(1)	$(1)	$(1)	$(1)
Losses to Securities Junior to Redwood’s Interests	0	0	0	(0)	(0)

Total Underlying Loan Credit Losses	$(2)	$(1)	$(1)	$(1)	$(1)

Delinquencies as % of Underlying Loans	0.15%	0.14%	0.15%	0.12%	0.14%
Total Pool Credit Losses/Underlying Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%
Total Credit Protection as % of Underlying Loans	0.29%	0.33%	0.35%	0.32%	0.30%
Total Credit Protection as % of Delinquencies	199%	239%	228%	273%	211%
(1)	Includes credit-enhancement securities acquired from securitizations sponsored by third parties. Does not include residential CES acquired from securitizations sponsored by us.
(2)	Total credit protection represents the aggregate of the internally designated credit reserve and the amount of any junior securities with respect to each credit-enhanced security. The credit protection amount for any credit-enhanced security is only available to absorb losses on the pool of loans related to that security. To the extent such losses exceed the credit protection amount for that security, a charge-off of the net investment in that security would result.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
TOTAL MANAGED RESIDENTIAL LOANS (1)	2005	2005	2005	2004	2004
Residential Real Estate Loans Owned by Redwood	$17	$300	$256	$193	$259
Residential Real Estate Loans Securitized by Redwood	16,159	19,083	21,237	22,015	21,299
Residential Real Estate Loans Securitized by Others	179,067	164,046	130,127	126,487	121,585

Total Residential Real Estate Loans Managed	$195,243	$183,429	$151,620	$148,695	$143,143

Credit Reserve on Residential Loans Securitized by Redwood	$21	$22	$24	$23	$21
Internally Designated Credit Reserve on Loans Securitized by Others	383	404	366	343	299

Redwood’s Total Residential Credit Protection	$404	$426	$390	$366	$320
External Credit Enhancement on Loans Securitized by Others	135	142	92	68	69

Total Credit Protection (2)	$539	$568	$482	$434	$389
Total Credit Protection as % of Total Residential Loans	0.28%	0.31%	0.32%	0.29%	0.27%

Delinquencies for Residential Loans owned by Redwood	$0	$0	$0	$0	$0
Delinquencies for Residential Loans Securitized by Redwood	23	17	16	13	11
Delinquencies for Residential Loans Securitized by Others	260	229	201	151	174

Total Residential Loan Serious Delinquencies	$283	$246	$217	$164	$185

Delinquencies as % of Total Residential Loans	0.14%	0.13%	0.14%	0.11%	0.13%
Total Credit Protection as % of Delinquencies	190%	232%	222%	265%	211%

Net Charge-Offs on Residential Loans Owned by Redwood	($2)	($1)	($1)	$0	$0
Net Charge-Offs on Residential Loans Securitized by Redwood	$0	$0	$0	$0	$0
Net Charge-Offs on Residential Loan Securitized by Others	$0	$0	$0	($1)	($1)

Redwood’s Shares of Net Credit (Losses) Recoveries	($2)	($1)	($1)	($1)	($1)
Credit Losses to External Credit Enhancement	0	0	0	0	0

Total Residential Credit Losses	($2)	($1)	($1)	($1)	($1)

Total Credit Losses as % of Total Residential Loans (Annualized)	0.01%	0.01%	0.01%	0.01%	0.01%
(1)	Includes loans securitized by Sequoia securitization entities sponsored by Redwood from which Redwood has acquired the residential CES plus loans securitized by third parties from which Redwood has required the residential credit-enhanced securities, plus loans held temporarily by Redwood prior to securitization.
(2)	The credit reserve on residential real estate loans owned is only available to absorb losses on the residential real estate loan portfolio. The internally designated credit reserve on loans credit-enhanced and the external credit enhancement on loans credit-enhanced are only available to absorb losses on the pool of loans related to each individual credit-enhancement security. External credit protection absorbs losses before Redwood is exposed to losses in such securities.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Commercial Real Estate Loans	2005	2005	2005	2004	2004
Start of Period Balances	$42	$57	$54	$33	$34
Acquisitions	14	0	7	21	0
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	(11)	0	0	0
Principal Pay Downs	0	(4)	(5)	0	0

Net Amortization Income	0	0	0	0	(1)
Credit Provisions	0	0	1	0	0
Net Loss Adjustments through I/S	0	0	0	0	0

End of Period Balances	$56	$42	$57	$54	$33

Average Amortized Cost During Period, Net of Credit Reserves	$48	$45	$56	$40	$33
Interest Income	$1.2	$1.2	$1.6	$1.2	$1.0
Yield	10.14%	10.68%	11.32%	11.67%	12.40%

Principal Value of Loans	$66	$52	$67	$65	$43
Credit Reserve and Credit Protection	(8)	(8)	(8)	(9)	(9)
Net Discount to be Amortized	(2)	(2)	(2)	(2)	(1)

Commercial Mortgage Loans	$56	$42	$57	$54	$33

Commercial Real Estate Loan Delinquencies	$0	$0	$0	$0	$0
Commercial Real Estate Loan Net Charge-Offs	$0	$0	$0	$0	$0
Commercial Real Estate Loan Credit Provisions	$0	$0	$1	$0	$0
Commercial Real Estate Loan Credit Reserves and Credit Protection	$8	$8	$8	$9	$9

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
	2005	2005	2005	2004	2004
Commercial Loan Credit-Enhancement Securities (1)
Start of Period Balances	$30	$29	$15	$9	$2
Acquisitions	17	0	13	5	6
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	0	0	0	0
Principal Pay Downs (Including Calls)	0	0	0	0	0
Net Amortization Income	(1)	0	0	0	0
Unrealized (Losses) Gains Reported Through Balance Sheet	(2)	1	1	1	1
Realized Gains and Market Valuation Losses Reported in Income
Statement	0	0	0	0	0

End of Period Balances	$44	$30	$29	$15	$9

Average Amortized Cost During Period, Net of Credit Reserves	$32	$25	$19	$11	$7

Interest Income	$1	$1	$0.3	$0.2	$0.3
Yield	5.63%	14.02%	7.40%	13.64%	18.80%

Principal Value of Redwood’s Credit-Enhancement Securities	$138	$87	$89	$47	$27
Internally Designated Credit Protection on Loans Credit-Enhanced	(138)	(87)	(89)	(47)	(27)
Net Premium to be Amortized	41	25	25	13	$8

Net Investment in Credit-Enhancement Securities	$41	$25	$25	$13	$8
Net Unrealized Gains	3	5	4	2	1

Commercial Loan Credit-Enhancement Securities	$44	$30	$29	$15	$9

Securities Senior to Redwood’s Interests	$37,598	$29,567	$29,230	$24,394	$20,560
Principal Value of Redwood’s Credit-Enhancement Securities	138	87	89	46	27
Securities Junior to Redwood’s Interests	1,566	1,588	1,610	1,633	1,655

Underlying Commercial Real Estate Loan Balances	$39,302	$31,242	$30,929	$26,073	$22,242

Internally Designated Credit Protection on Loans Credit-Enhanced	$138	$87	$89	$46	$27
External Credit Enhancement on Loans Credit-Enhanced	1,566	1,588	1,610	1,633	1,655

Total Credit Protection (2)	$1,704	$1,675	$1,699	$1,679	$1,682

Delinquencies (90 days, in foreclosure, in bankruptcy, or real estate owned)	$268	$255	$289	$363	$390

Redwood’s Net Charge-Offs	$0	$(2)	$0	$0	$0
Losses to Securities Junior to Redwood’s Interests	(1)	(18)	(45)	(5)	(1)

Total Underlying Loan Credit Losses	$(1)	$(20)	$(45)	$(5)	$(1)

Delinquencies as % of Underlying Loans	0.68%	0.81%	0.93%	1.39%	1.75%
Total Pool Credit Losses/Underlying Loans (Annualized)	0.01%	0.25%	0.59%	0.08%	0.02%
Total Credit Protection as % of Underlying Loans	4.34%	5.36%	5.49%	6.44%	7.56%
Total Credit Protection as % of Delinquencies	637%	658%	589%	463%	432%

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Securities Portfolio	2005	2005	2005	2004	2004
Start of Period Balances	$1,649	$1,505	$1,380	$1,230	$1,093
Acquisitions	190	156	168	176	145
Sales Proceeds (Not Including Sales to Consolidated Asset-Backed Securities Trusts)	0	(3)	(12)	0	0
Principal Pay Downs	(42)	(22)	(27)	(25)	(18)
Net Amortization Income (Expense)	1	0	(1)	0	0
Net Unrealized Gains (Losses)	(14)	15	(3)	(1)	10
Net Recognized Gains (Losses) & Valuation Adjustments	(1)	(2)	0	0	0

End of Period Balances	$1,783	$1,649	$1,505	$1,380	$1,230

Average Amortized Cost During Period	$1,688	$1,548	$1,424	$1,268	$1,142

Interest Income	$23	$20	$18	$15	$13
Yield	5.43%	5.13%	4.94%	4.82%	4.53%
Principal Value of Securities	1,818	1,656	1,522	1,378	1,216
Net (Discount) Premium to be Amortized	(47)	(33)	(29)	(14)	(1)
Net Unrealized Gains	12	26	12	16	15

Securities Portfolio	$1,783	$1,649	$1,505	$1,380	$1,230

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)
Differences Between GAAP Net Income, Estimated Total Taxable Income, Estimated REIT Taxable Income,
and Estimated Core Taxable Income

		Estimated	Estimated	Estimated
	Estimated Third	Third Quarter	Nine Months	Nine Months
	Quarter 2005	2004	2005	2004
GAAP Net Income	$55.9	$72.3	$157.4	$178.2
GAAP / Tax Differences (net)	(0.8)	(13.2)	(15.0)	3.9

Total Taxable Income (Pre-Tax) (1)	55.1	59.1	142.4	182.1
Earnings From Taxable Subsidiaries	(8.0)	(10.1)	(10.9)	(30.2)
REIT Taxable Income (Pre-Tax)	$47.1	$49.0	$131.5	$151.9

Total Taxable Income (Pre-Tax) (1)	$55.1	$59.1	$142.4	$182.1
Gains on Sales	(15.0)	(11.4)	(30.1)	(35.7)
Gains on Calls	(2.0)	(15.4)	(10.6)	(36.9)
Stock option exercise deductions	2.9	0.7	3.6	12.9

Core Taxable Income	$41.0	$33.0	$105.3	$122.4

GAAP Income per Share Based on Average Diluted Shares During Period	$2.21	$3.18	$6.25	$8.29

Total Taxable Income per Share Based on Shares Outstanding at Period End	$2.23	$2.53	$5.78	$8.45
REIT Taxable Income per Share Based on Shares Outstanding at Period End	$1.91	$2.10	$5.34	$7.05
Core Taxable Income per Share Based on Shares Outstanding at Period End (2)	$1.66	$1.41	$4.27	$5.73
(1)	Estimated total taxable income is the pre-tax income we earn calculated using calculation methods appropriate for tax purposes. Taxable income calculations differ significantly from GAAP. Estimated total taxable income is not a GAAP financial measure, but it is an important measure as it is the basis in determining our dividend distributions to stockholders. REIT taxable income is estimated total taxable income less estimated taxable earnings from our taxable subsidiaries. Estimated REIT taxable income is that portion of our taxable income that is subject to REIT tax rules. We must distribute at least 90% of this income as dividends to stockholders over time. As a REIT we are not subject to corporate income taxes on the REIT taxable income we distribute. The remainder of our estimated total taxable income (the non-REIT taxable income) is income we earn in taxable subsidiaries. We pay income tax on this income and we generally retain the after-tax income at the subsidiary level.
(2)	Estimated core taxable income is not a GAAP financial measure. Estimated core taxable income is the estimated total taxable income before gains and losses from asset sales and calls and certain other expenses such as deductions for stock option exercises. Estimated core taxable income is an important measure in trying to understand our ability to sustain dividend distributions to stockholders.
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